Exhibit 10.48

AMBAC FINANCIAL GROUP, INC.

SUPPLEMENTAL PENSION PLAN

(Amended and Restated as of January 1, 2008, Unless Otherwise Provided)

AMBAC FINANCIAL GROUP, INC. SUPPLEMENTAL PENSION PLAN

Article I. Purpose

Ambac Financial Group, Inc. Supplemental Pension Plan (the “Supplemental Plan”) is an unfunded supplemental retirement plan established with the purpose of providing a select group of management or highly-compensated employees (within the meaning of ERISA) of Ambac Financial Group, Inc. and its successors (the “Company”) with certain of the retirement benefits that would be otherwise unavailable under the Ambac Financial Group, Inc. Pension Plan, as amended through December 31, 2006 (the “Pension Plan”), due to restrictions imposed by Code Section 401(a)(17) , which limits each Employee’s annual compensation that may be taken into account under the Pension Plan and Code Section 415, which limits the annual benefits payable under the Pension Plan. The Supplemental Plan is amended and restated as of January 1, 2008 (the “Effective Date”) (unless otherwise provided) and is an amendment and restatement of the Ambac Supplemental Retirement Plan effective as of October 1, 2001 and the Ambac Financial Group, Inc. Excess Benefits Pension Plan (the “Excess Plan”), which is merged into the Supplemental Plan effective January 1, 2008.

Article II. Definitions; Construction

2.1 Definitions. Capitalized terms used in this Supplemental Plan and not defined herein shall have the same meaning as set forth in the Pension Plan. Whenever used herein, the following terms shall have the meaning set forth below:

“Administrator” means the Senior Vice President, Chief Administrative Officer & Employment Counsel or the successor thereto or other person designated by the Committee in accordance with Section 7.3.

“Ambac” means Ambac Financial Group, Inc.

“Applicable Transition Relief” means the following transition guidance, as applicable, with respect to the application of Section 409A: (i) I.R.S. Notice 2005-1, I.R.B. 274 (published as modified on January 6, 2005), (ii) Section XI.C. of the preamble to the proposed Treasury Regulations under Section 409A, (70 F.R. 57930; October 4, 2005), and (iii) I.R.S. Notice 2006-79, I.R.B. 2006-43.

“Board” means the Board of Directors of Ambac.

“Committee” means the Plan Administrative Committee of Ambac and any successor thereto, or any other committee that is delegated, from time to time, with the administration of the Plan.

“Excluded Individual” means any individual who is treated or designated by the Company as an independent contractor, leased employee (including, without limitation, a Statutory Leased Employee), temporary employee provided through an agency, consultant, or any individual who performs services for the Company under an agreement or arrangement (which may be written, oral or evidenced by the payroll practices of the Company) with the individual or with another organization that provides the services of the individual to the Company under which the individual is treated as an independent contractor or is otherwise treated as an employee of an entity other than the Company (such as a leasing organization), or a student hired for a specified period known as a “co-op” or an “intern”. If any Excluded Individual shall be determined by a court or a federal, state or local regulatory or administrative authority to have served as a common law employee of the Employer, such determination shall not alter this exclusion as an eligible employee (determined pursuant to Section 3.1) for purposes of this Plan. For purposes of this definition, “Statutory Leased Employee” means any person (other than an employee on the payroll of the Company) who, pursuant to an agreement between the Company and any other person, has performed services for the Company (or for the Company and related persons, determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control by the Company.

Excluded Individual shall also mean (a) any employee of the Company whose terms of employment are the subject of a collective bargaining agreement unless that agreement provides for his participation in this Plan, (b) any employee of the Company who is a nonresident alien of the United States with no United States source earned income from the Company and (c) any individual who is a temporary employee who has less than 500 Hours of Service during the relevant computation period.

“Participant” means an Employee, other than an Excluded Individual, who has satisfied the requirements of Section 3.1 of the Supplemental Plan.

“Pension Plan Preretirement Death Benefit” means the benefit payable for any given month to a surviving spouse under Article VIII of the Pension Plan.

“Pension Plan Retirement Benefit” means the Normal Retirement Benefit, Deferred Retirement Benefit, Early Retirement Benefit or Disability Retirement Benefit paid to an individual under the Pension Plan for a given month, as calculated under the terms of the Pension Plan and reflecting the actual elections with respect to retirement date and annuity form.

“Plan Year” means the calendar year.

“Prior Plan” means the terms of the Supplemental Plan and the Excess Plan in effect immediately prior to the Effective Date, as set forth in the Company’s written documentation, rules, practices and procedures applicable to the Plan.

“Section 409A” means Code Section 409A and the applicable rulings and regulations promulgated thereunder.

“Section 409A Compliance” has the meaning set forth in Section 4.8(b).

“Separation from Service” means either (i) the termination of a Participant’s employment with the Company and its Affiliates, provided that such termination of employment meets the requirements of a separation of service determined using the default provisions set forth in Treasury Regulation 1.409A-(1)(h) or the successor thereto or (ii) such other date that constitutes a separation from service with the Company and its Affiliates meeting the requirements of the default provisions set forth in Treasury Regulation 1.409A-(1)(h) or the successor; provided, however, that, with respect to a Participant who incurs a Total and Permanent Disability,

Separation from Service means the date that is 29 months after the first day of disability. For purposes of this definition, “Affiliate” means any corporation that is in the same controlled group of corporations (within the meaning of Code Section 414(b)) as the Company and any trade or business that is under common control with the Company (within the meaning of Code Section 414(c)), determined in accordance with the default provision set forth in Treasury Regulation Section 1.409A-(1)(h)(3). Notwithstanding the foregoing, if a Participant would otherwise incur a Separation from Service in connection with a sale of assets of the Company, the Company shall retain the discretion to determine whether a Separation from Service has occurred in accordance with Treasury Regulation Section 1.409A-1(h)(4) or the successor regulation thereto.

“Specified Employee” means each (a) officer of the Company and its Affiliates, up to a maximum of fifty, having annual compensation in excess of $145,000 (as adjusted), (b) five percent owner of the Company and (c) one percent owner of the Company having annual compensation in from the Company and its Affiliates in excess of $150,000, in each case determined pursuant to Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) any time during the 12-month period ending on December 31st of a calendar year (based on taxable wages as reported in Box 1 of Form W-2 for the 12-month period ending on December 31st of such calendar year plus amounts that would be included in wages for such 12-month period but for pre-tax deferrals to a tax-favored retirement plan or cafeteria plan or for qualified transportation benefits) who performed services for the Company and its Affiliates at any time during the 12-month period ending on December 31st of such calendar year. A Participant shall be treated as a “Specified Employee” for the 12-month period beginning on March 1st of the calendar year following the calendar year for which the determination pursuant to this definition is made.

“Supplemental Plan Compensation” means Compensation as defined by the Pension Plan, but without the limitations imposed on and after January 1, 1989 pursuant to Code Section 401(a)(17).

“Supplemental Plan Final Average Compensation” means Final Average Compensation as determined under the Pension Plan, but substituting Supplemental Plan Compensation in lieu of Compensation throughout the determination.

“Supplemental Plan Preretirement Death Benefit” means the benefit described in Section 4.5.

“Supplemental Plan Retirement Benefits” means the retirement benefits provided under Article IV of the Supplemental Plan.

“Total and Permanent Disability” shall have the meaning assigned to such term or similar term under the long-term disability plan of the Company applicable to such Participant.

2.2 Gender and Number. Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Article III. Eligibility and Participation

3.1 Eligibility. Subject to Section 3.2, any Employee who (a) was hired and rehired (if applicable) by the Company prior to January 1, 2006, (b) was not an Excluded Individual, (c) was a participant in the Pension Plan on December 31, 2006 and (d) whose retirement benefits under the Pension Plan were limited by the benefit limitation set forth in Code Sections 401(a)(17) and 415 was eligible to participate in this Supplemental Plan. Excluded Individuals were not eligible to participate in or receive benefits under the Supplemental Plan.

3.2 Participation Frozen. Notwithstanding anything in the Supplemental Plan to the contrary, effective as of December 31, 2006, participation in the Supplemental Plan shall be frozen and no Employee who was not a Participant on December 31, 2006 shall become a Participant after December 31, 2006. No Employee who is hired or rehired by the Company on or after January 1, 2006 shall become a Participant in or earn any benefit under the Plan.

Article IV. Retirement Benefits

4.1 Supplemental Plan Retirement Benefit. Subject to the December 31, 2006 limitation on service credit set forth in Section 4.2, the Company will pay or cause to be paid to each Participant who commences payment after December 31, 2007, a Supplemental Plan Retirement Benefit equal to (a) minus (b) (provided that the difference is greater than zero) where—

(a) is the Pension Plan Retirement Benefit that would be payable as of the month in which payment of the Supplemental Plan Retirement Benefit commences pursuant to Section 4.3 determined without regard to any requirement in the Pension Plan regarding the date on which such payment may actually commence and if (i) the limitations under Code Section 415 are not imposed and (ii) Supplemental Plan Compensation and Supplemental Plan Final Average Compensation have the meaning given such terms under Article II of this Supplemental Plan; and

(b) is the Pension Plan Retirement Benefit that would be payable as of such month if the limitations under Code Sections 401(a)(17) and 415 were imposed, determined as if such benefit were paid as a Single Life Annuity and without regard to any requirements in the Pension Plan regarding the date on which such payment may actually commence.

For purposes of this Section 4.1, the Supplemental Plan Retirement Benefit shall be determined in accordance with the early commencement factors set forth in the Pension Plan.

4.2 Supplemental Plan Retirement Benefit Frozen. Notwithstanding anything in the Plan to the contrary, effective as of December 31, 2006, the Supplemental Plan Retirement Benefit of each Participant shall be frozen and no additional Supplemental Plan Retirement Benefit shall accrue on or after December 31, 2006 on behalf of any Participant or any other individual. Hours of Service performed after December 31, 2006 and Supplemental Plan Compensation earned after December 31, 2006 shall not be considered for purposes of determining the Supplemental Plan Retirement Benefit pursuant to Section 4.1 or the amount of any other benefit under the Supplemental Plan. Credited Service shall not be earned for periods after December 31, 2006.

4.3 Payment to Participants Not in Pay Status as of December 31, 2007.

(a) The Supplemental Plan Retirement Benefit of a Participant who, as of December 31, 2007, has not commenced payment of his Supplemental Plan Retirement Benefit shall be paid on March 2, 2008 in a single lump sum that is the Actuarial Equivalent of a Participant’s Supplemental Plan Retirement Benefit calculated as of March 2, 2008; provided, however, that if a Participant incurs a Separation from Service in 2007 and is a Specified Employee on the date of the Separation from Service, such payment shall be calculated as of as of March 2, 2008 and paid the later of (i) March 2, 2008 and (ii) the date determined in accordance with Section 4.8(a). To the extent that payment of the Supplemental Plan Retirement Benefit is delayed pursuant to this Section 4.3(a) due to a Participant’s status as a Specified Employee, interest at the rate(s) specified in Section 4.3(d) shall be paid on such delayed payment for the period between March 2, 2008 and the date of payment. If a Participant whose payment is delayed pursuant to this Section 4.3(a) dies after March 2, 2008 and before his Supplemental Plan Retirement Benefit is paid to such Participant, such lump sum Actuarial Equivalent of the Participant’s Supplemental Plan Retirement Benefit (with interest at the rate(s) specified in Section 4.3(d) for the period between March 2, 2008 and the date of death) shall be paid to the surviving Spouse, or, if none, to the Participant’s estate on the first day of the month following the date of death.

(b) Notwithstanding anything in Section 4.3(a) to the contrary, the Committee may delay payment of a Participant’s Supplemental Plan Retirement Benefit pursuant to Section 4.3(a) to the extent that the Committee reasonably anticipates that, if all or any portion of the payment were made pursuant to Section 4.3(a), the Company’s deduction with respect to the amount of such payment would not be permitted due to application of Code Section 162(m). In the event of a delay pursuant to this Section 4.3(b), payment of the Supplemental Plan Retirement Benefit shall be made, subject to Section 4.8(a), during the period beginning on the Participant’s Separation from Service and ending on the later of the last day of the Company’s taxable year in which such Separation from Service occurs and the 15th day of the third month following such Separation from Service. No election shall be provided to the Participant with respect to the timing of payment pursuant to this Section 4.3(b). To the extent that payment of the Supplemental Plan Retirement Benefit is delayed pursuant to this Section 4.3(b) by reason of Code Section 162(m), interest at the rate(s) specified in Section 4.3(d) shall be paid on such delayed payment for the period between March 2, 2008 and the date of payment. If a Participant whose payment is delayed pursuant to this Section 4.3(b) dies after March 2, 2008 and before his entire Supplemental Plan Retirement Benefit is paid to such Participant, the unpaid portion of such lump sum Actuarial Equivalent of the Participant’s Supplemental Plan Retirement Benefit (with interest at the rate(s) specified in Section 4.3(d) for the period between March 2, 2008 and the date of death) shall be paid to the surviving Spouse of the Participant or, if none, to the Participant’s estate in accordance with this Section 4.3(b).

(c) If a Participant would, under the terms of the Prior Plan and the Pension Plan in effect as of December 31, 2004, commence payment of the Supplemental Plan Retirement Benefit in the 2007 Plan Year, such Participant’s Supplemental Plan Retirement Benefit shall be paid, subject to Sections 4.4 and 4.8(a), in the same annuity form as such Participant’s benefit under the Pension Plan (as provided for in the Prior Plan) and commencing on the date in 2007 on which such Participant’s benefit under the Pension Plan commences (as provided in the Prior Plan).

(d) To the extent that interest is to be paid pursuant to Section 4.3(a) or 4.3(b), such interest shall be determined using the average annual interest rate on 30-year Treasury securities (as specified by the Commissioner of the Internal Revenue Service in revenue rulings, notices or other guidance published in the Internal Revenue Bulletin) for the November preceding the month containing the first day of the Plan Year(s) comprising the period of delay.

(e) A surviving Spouse who receives payment pursuant to Section 4.3(a) or 4.3(b) shall not be eligible to receive payment pursuant to Section 4.6.

4.4 Payment to Participants and Joint Annuitants in Pay Status as of December 31, 2007.

(a) A Participant or surviving Spouse or other surviving joint annuitant, as the case may be, who commences payment of his Supplemental Plan Retirement Benefit or survivor annuity prior to January 1, 2008 shall be permitted to elect to cease, as of December 31, 2008, monthly payments of such benefit and to receive the unpaid portion of either his Supplemental Plan Retirement Benefit or survivor annuity, as the case may be, as an Actuarial Equivalent single lump sum paid on January 5, 2009. Such lump sum payable to a Participant also shall reflect the value of any survivor annuity option previously elected by such Participant; provided that the Spouse or other joint annuitant is alive as of January 5, 2009. To make an election pursuant to this Section 4.4(a), a Participant must obtain the written, notarized consent of his Spouse (if any). Any election pursuant to this Section 4.4 shall not apply to the portion of such Supplemental Plan Retirement Benefit or survivor annuity that would otherwise be paid in 2007 in accordance with the Prior Plan. Any election pursuant to this Section 4.4. may be changed at any time before December 1, 2007 and shall become irrevocable as of December 1, 2007.

(b) If an eligible Participant who is receiving payment of his Supplemental Plan Retirement Benefit in the form of a joint and survivor annuity makes the election permitted pursuant to Section 4.4(a), and dies after December 31, 2007 and prior to January 5, 2009, the value of any survivor annuity option previously elected by such Participant and still in effect shall be paid on the first day of the month following the date of the Participant’s death to the surviving Spouse (if any) or other surviving joint annuitant (if any), as the case may be, in a single lump sum that is the Actuarial Equivalent of such survivor annuity as of the date immediately prior to the date of the Participant’s death. A surviving Spouse or other joint annuitant of a Participant receiving payment of his Supplemental Plan Retirement Benefit in the form of a single life annuity shall not be eligible for the payment pursuant to this Section 4.4(b).

(c) A survivor annuity shall not be paid to the surviving Spouse or other joint annuitant (if any) of a Participant who elects an Actuarial Equivalent single lump sum pursuant to Section 4.4.

4.5 Supplemental Plan Preretirement Death Benefit. Subject to Sections 4.2 and 4.6(d), the Company shall pay or cause to be paid on behalf of each Participant who, on the date of his death, has a surviving Spouse to whom such Participant has been married for at least one year, for any month in which a Pension Plan Preretirement Death Benefit is payable, a Supplemental Plan Retirement Benefit equal to the excess (if any) of (a) over the sum of (b) and (c) where:

(a) is the Pension Plan Preretirement Death Benefit that would be payable for the month in which payment is made determined as if (i) the limitations imposed by Code Sections 401(a)(17) and 415 are not imposed and determined without regard to any requirement in the Pension Plan regarding the date on which such payment may actually commence and (ii) Supplemental Plan Compensation and Supplemental Plan Final Average Compensation have the meaning given such terms under Article II of this Supplemental Plan;

(b) is the Pension Plan Preretirement Death Benefit that would be payable for such month determined as if such benefit were paid as a Single Life Annuity and without regard to any requirement in the Pension Plan regarding the date on which such payment may actually commence; and

(c) is the Preretirement Death Benefit actually payable for such month from the Excess Plan.

For purposes of this Section 4.5, the Supplemental Plan Preretirement Death Benefit shall be determined in accordance with the early commencement factors set forth in the Pension Plan.

4.6 Payment of Supplemental Plan Preretirement Death Benefit.

(a) Subject to Section 4.2, payment of a Supplemental Plan Preretirement Death Benefit to a surviving Spouse (if any) who has not commenced payment as of December 31, 2007 shall be paid as an Actuarial Equivalent single lump sum on March 2, 2008.

(b) If the surviving Spouse of a Participant would, under the terms of the Prior Plan and the Pension Plan in effect as of December 31, 2004, commence payment of the Supplemental Plan Preretirement Death Benefit in the 2007 Plan Year:

(i) such benefit shall be paid, subject to Section 4.6(b)(ii), to the surviving Spouse as an Actuarial Equivalent single life annuity commencing on the date in 2007 provided for in the Prior Plan; and

(ii) annuity payments to the surviving Spouse of a Participant pursuant to Section 4.6(b)(i) from the Supplemental Plan shall cease as of February 28, 2008 and the unpaid portion of the Supplemental Plan Preretirement Death Benefit payable to such surviving Spouse shall be paid as an Actuarial Equivalent single lump sum on March 2, 2008.

(c) Notwithstanding anything in the Plan to the contrary, the surviving Spouse, if any, of a Participant who commences payment of his Supplemental Plan Retirement Benefit prior to such Participant’s death shall not be eligible to receive a Supplemental Plan Preretirement Death Benefit.

4.7 Actuarial Equivalence. The actuarial equivalence of lump sum payments of the Supplemental Plan Retirement Benefit shall be determined using an annual interest rate of 4.69% and the 1994 Group Annuity Reserving table, weighted 50% male and 50% female, projected by scale AA to 2002 as defined in Revenue Ruling 2001-62.

4.8 Delay in Payment. Notwithstanding anything in Article IV to the contrary:

(a) to the extent that (i) a Participant’s Supplemental Plan Retirement Benefit is to be paid or commence to be paid in connection with such Participant’s Separation from Service for any reason other than his death during the period beginning on such Separation from Service and ending on the six-month anniversary of such date and (ii) at the time of such Separation from Service, the Participant is a Specified Employee, payment of the Supplemental Plan Retirement Benefit shall be delayed for six months and paid on the first day of the seventh month following such Separation from Service. The first payment following such six-month period shall be an amount equal to the monthly payments (if any) which would otherwise have been paid to the Participant during the first six months following the Separation from Service, plus the amount due for the seventh month.

(b) neither the Committee nor the Administrator shall have the discretionary authority to delay payment of a Supplemental Plan Retirement Benefit or Supplemental Plan Preretirement Death Benefit except to the extent that the Committee or the Administrator determines in its discretion, that any such delay will not cause any person to incur any tax, interest payment or penalty pursuant to Section 409A (“Section 409A Compliance”).

Payment of any amount delayed pursuant to this Section 4.8 shall be without interest and made in a manner that results in Section 409A Compliance.

4.9 Acceleration of Payment. Notwithstanding anything in this Article IV to the contrary, neither the Committee nor the Administrator shall have the discretionary authority to accelerate payment of any Supplemental Plan Retirement Benefit and Supplemental Plan Preretirement Death Benefit except to the extent the Committee or the Administrator determines that any such acceleration may be effected in a manner that will result in Section 409A Compliance.

Article V. Rights of Participants

5.1 Vesting. A Participant shall have a nonforfeitable right at all times to Supplemental Plan Retirement Benefits.

5.2 Contractual Obligation. Payment of Supplemental Plan Retirement Benefits under this Supplemental Plan shall be made out of the Company’s general assets and shall represent only an unfunded, unsecured obligation of the Company.

5.3 Unsecured Interest. No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent any person acquires a right to receive payments under this Supplemental Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.4 Employment. Nothing in this Supplemental Plan shall interfere with or limit in any way the right of an Employer to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of an Employer.

Article VI. Non-Alienation of Benefits

6.1 Nontransferability. Benefits payable under this Supplemental Plan shall not be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Employee. Prior to the time of payment hereunder, a Participant or a beneficiary shall have no rights by way of anticipation or otherwise dispose of any interest under this Supplemental Plan nor shall such rights be assigned or transferred by operation of law. Notwithstanding anything in this Section 6.1 to the contrary, the Administrator shall have the authority, in its discretion, to honor a domestic relations order that the Administrator determines to be qualified (based on the criteria set forth in Sections 401(a)(13) and 414(p) of the Code) with respect to a Participant’s Supplemental Plan Retirement Benefit.

Article VII. Administration

7.1 Administration. The Supplemental Plan shall be administered by the Committee. The Committee may from time to time establish rules for the administration of this Supplemental Plan that are not inconsistent with the provisions of this Supplemental Plan.

7.2 Interpretation of the Supplemental Plan; Finality of Determination. The general supervision of the Supplemental Plan shall be the responsibility of the Committee, which, in addition to such other powers as it may have as provided herein, shall have the power: (a) to determine eligibility to participate in, and the amount of benefit to be provided to any Participant under, the Supplemental Plan; (b) to make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Supplemental Plan; (c) to determine all questions arising in connection with the Supplemental Plan, to interpret and construe the Supplemental Plan, to resolve ambiguities, inconsistencies or omissions in the text of the Supplemental Plan, to correct any defects in the text of the Supplemental Plan and to take such other action as may be necessary or advisable for the orderly administration of the Supplemental Plan; (d) to make any and all legal and factual determinations in connection with the administration and implementation of the Supplemental Plan; (e) to review actions taken by any other person to whom authority is delegated under the Supplemental Plan; and (f) to employ and rely on legal counsel, actuaries, accountants and any other agents as may be deemed to be advisable to assist in the administration of the Supplemental Plan. All such actions of the Administrator shall be conclusive and binding upon all persons. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel, or other person employed or engaged by the Company with respect to the Supplemental Plan. If any member of the Committee is a Participant, such representative shall not resolve, or participate in the resolution of, any matter relating to such member’s eligibility for a Retirement Benefit or the calculation or determination of such member’s Retirement Benefit. Neither the Committee nor any member thereof nor the Company shall be liable for any action or determination made in good faith with respect to the Supplemental Plan or the rights of any person under the Supplemental Plan.

7.3 Delegation. The Committee shall have the power to delegate to any person or persons the authority to carry out such administrative duties, powers and authority relative to the administration of the Supplemental Plan as the Committee may from time to time determine. Any action taken by any person or persons to whom the Committee makes such a delegation shall, for all purposes of the Supplemental Plan, have the same force and effect as if undertaken directly by the Committee.

7.4 Administrator. The Administrator shall be responsible for the day-to-day operation of the Plan, having the power (except to the extent such power is reserved to the Committee) to take all action and to make all decisions necessary or proper in order to carry out his duties and responsibilities under the provisions of the Plan. If the Administrator is a Participant, the Administrator shall not resolve, or participate in the resolution of, any question which relates directly or indirectly to him and which, if applied to him, would significantly vary his eligibility for, or the amount of, any benefit to him under the Plan. The Administrator shall report to the Committee at such times and in such manner as the Committee shall request concerning the operation of the Plan.

7.5 Expenses. The cost of payment from this Supplemental Plan and the expenses of administering the Supplemental Plan shall be borne by the Company.

Article VIII. Unfunded Arrangement

8.1 The Supplemental Plan is an unfunded arrangement. The benefits under the Supplemental Plan represent at all times an unfunded and unsecured contractual obligation of the Company. Each Participant or beneficiary will be an unsecured creditor of the Company. Amounts payable under the Supplemental Plan will be satisfied solely out of the general assets of the Company, subject to the claims of the Company’s creditors. No Participant or beneficiary shall have any interest in any fund or any specific asset of the Company by reason of any amount credited to such person hereunder, nor shall any Participant, Beneficiary or other person have any right to receive any distribution under the Supplemental Plan except as, and to the extent, expressly provided in the Supplemental Plan. The Company will not segregate any funds or assets for the payment of benefits hereunder or issue any notes or securities for the payment of such benefits. Any reserve or other asset that the Company may establish or acquire to insure itself of the funds to provide benefits hereunder shall not serve in any way as security to any Participant, beneficiary or other person for the performance of the Company’s obligations.

8.2 Tax Withholding. The Company shall have the right to deduct from all payments made from the Supplemental Plan any federal, state, local or foreign taxes required by law to be withheld with respect to such payments. In lieu thereof, the Company shall have the right, to the extent permitted by law, to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Committee may prescribe.

Article IX. Indemnification

9.1 Indemnification. To the extent permitted by law, the Committee, the Administrator, the Compensation and Organization Committee of Ambac Financial Group, Inc., each member of each such committee, and any Employee of the Company whom fiduciary responsibilities have been delegated shall be indemnified by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Supplemental Plan except claims arising from gross negligence, willful neglect, or willful misconduct. No person shall be deemed a fiduciary of the Supplemental Plan solely on account of this Section 10.1.

Article X. Claims Procedure

10.1 Claims. In the event any person or his authorized representative (a “Claimant”) disputes the amount of, or his entitlement to, any benefits under the Plan or their method of payment, such Claimant shall be required to file a claim in writing with the Administrator for the benefits to which he believes he is entitled, setting forth the reason for his claim. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. The Administrator shall consider the claim, and, within 90 days of receipt of such claim, unless special circumstances exist, the Administrator shall inform such person of its decision with respect to the claim. In the event of special circumstances, the response period can be extended for an additional 90 days as long as the Claimant receives before the end of the initial 90-day response period written notice advising of the special circumstances (the “Extension Notice”) and the date by which a decision is expected to be made. If the Administrator denies the claim, the Administrator shall give to such person (a) a written notice setting forth the specific reason or reasons for the denial of the claim, including references to the applicable provisions of the Plan, (b) a description of any additional material or information necessary to perfect such claim along with an explanation of why such material or information is necessary, (c) appropriate information as to the procedure to be followed for review of such claim by the Committee, including time limits and (d) the Claimant’s right to commence a civil action under Section 502(a) of ERISA.

10.2 Appeal of Denial. A Claimant whose claim is denied by the Administrator and who wishes to appeal such denial must request a review of the Administrator’s decision by filing a written request with the Committee for such review within 60 days after the Claimant’s receipt of such claim denial. Such request for review shall contain, and the Committee shall review all comments, documents, records and other information relating to the claim for benefits that the Claimant wishes the Committee to review, without regard as to whether such information was submitted or considered in the initial review of the claim by the Administrator. In connection with that review, the Claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. Written notice of the decision on review shall be furnished to the Claimant within 60 days after receipt by the Committee of a request for review. However, in the event of special circumstances, the response period can be extended for an additional 60 days, as long as the Claimant receives an Extension Notice before the end of the initial 60-day response period indicating the reasons for the extension and the date by which the Committee expects to make a decision. The Committee’s decision on review shall include (a) the specific reasons for the adverse determination, (b) references to applicable Supplemental Plan provisions, (c) a statement that the Claimant is entitled to receive, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and (d) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA following an adverse benefit determination on a review and a description of the applicable limitations period under the Supplemental Plan.

10.3 Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under the Supplemental Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within three years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 11.2 or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Committee. Notwithstanding anything in the Supplemental Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Supplemental Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.

Article XI. Amendment; Termination; Acceleration

11.1 Amendment and Termination. The Company does hereby reserve the right to amend, modify, or terminate the Supplemental Plan at any time by action of its Board. Any such amendment, modification, or termination shall not reduce or diminish such person’s right to receive any benefit accrued hereunder prior to the date of such amendment, modification, or termination. Notice of such amendment or termination shall be given in writing to each Participant and beneficiary of a deceased Participant having an interest in the Supplemental Plan. Upon termination of the Supplemental Plan for any reason, payment of the Supplemental Plan Retirement Benefit Accounts shall be made in accordance with Article IV, unless the Committee, in its discretion, determines to accelerate payment and such acceleration may be effected in a manner than results in Section 409A Compliance. For purposes of any acceleration upon termination of the Supplemental Plan due to a change of control event of the Company that is a change in control event under Section 409A, change of control event shall have the meaning assigned thereto under the default definition set forth in Treasury Regulation Section 1.409A-3(i)(5) or the successor regulation thereto.

11.2 409A Amendments. Without limiting the generality of Section 12.1, the Committee and the Senior Vice President, Chief Administrative Officer & Employment Counsel or the successor thereto (the “SVP”) shall each have the unilateral right to amend or modify the Supplemental Plan without the consent of any Participant, to the extent that the Committee or SVP deems such amendment or modification to be necessary or advisable to ensure Section 409A Compliance and such action can be effected in a manner that will result in Section 409A Compliance. Any determinations made by the Committee or the SVP under this Section 12.2 shall be final, conclusive and binding on all persons.

Article XII. General Provisions

12.1 No Contract of Employment. Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of the Company.

12.2 Notices. Notices may be delivered to the Participant at the offices of the Company at which the Participant is principally employed. Any Participant who ceases to be an employee of the Company shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of payments. Any notice required or permitted to be given to such a Participant shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

12.3 Severability. If any provision of the Supplemental Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Supplemental Plan shall be construed and enforced as if such provisions had not been included.

12.4 Incapacity of Participant. In the event a Participant, surviving Spouse or other joint annuitant is declared incompetent and a conservator or other person legally charged with the care of his person or his estate is appointed, any benefits under the Plan to which such Participant, surviving Spouse or other joint annuitant is entitled shall be paid to such conservator or other person legally charged with the care of his person or estate.

12.5 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Supplemental Plan, and shall not be employed in the construction of the Supplemental Plan.

12.6 Applicable Law. The Supplemental Plan shall be construed under the laws of the State of New York to the extent that such laws are not pre-empted by federal law.

Article XIII. 409A Transition Rules

13.1 Transition Rules.

(a) Participant payment elections permitted by Article IV and the amendments to Article IV regarding the time and form of payment of the Supplemental Plan Retirement Benefit and Supplemental Plan Preretirement Death Benefit shall be pursuant to the Applicable Transition Relief Notice.

(b) To the extent that any Participant receives during calendar year 2005 a distribution of all, or any portion of, his Supplemental Plan Retirement Benefit, such distribution shall be deemed a termination of such Participant’s participation in this Plan with respect to all or such portion of such Participant’s Supplemental Plan Retirement Benefit in accordance with the Applicable Transition Relief.

(c) The time and form of payment of the Supplemental Plan Retirement Benefit of a Participant who commences payment prior to January 1, 2008 shall be linked to the time and form of payment of the Retirement Benefit under the Pension Plan in accordance with the Applicable Transition Relief and the Prior Plan as in effect prior to October 3, 2004.